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Exhibit 10.54

[Millennium logo]
MILLENNIUM PHARMACEUTICALS, INC.

September 30, 1997

REVISED OFFER

Ms. Anna Protopapas
1 Cazenove Street
Boston, MA 02116

Dear Anna,

        This letter supersedes and replaces our original offer letter sent to you, dated September 29, 1997.

        On behalf of Millennium Pharmaceuticals, Inc. (the "Company"), I am pleased to offer you the position of Director, Business Development in the Business Development group reporting to Alan Crane, Vice President, Business Development.

        1.    Job Responsibilities:    Your job responsibilities in this position will include the following:

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  Work with research to identify, analyze, and prioritize opportunities outside of health care to build value and realize near-term products using Millennium technologies.

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  Coordinate presentations and discussions with potential partners.

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  Act as lead or co-lead negotiator on major strategic alliances.

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  Work with research and business personnel to forge new strategic alliances with pharmaceutical companies relating to Millennium's technology platform and to disease areas.

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  Actively participate in development of the Company's strategic plans.

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  Serve as an internal and external spokesperson for the Company's business strategy and technologies.

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  Develop strong working relationships with other groups in the Company to ensure teamwork on all projects.

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  Actively participate in recruiting only the best scientific and management team for Millennium.

        2.    Effective Date:    The effective date of your full-time employment with the Company is to be determined upon your formal acceptance of this offer.

        3.    Salary:    Your base salary will initially be $135,000 per annum. Your salary will be paid periodically in accordance with the Company's payroll procedures. In addition, you will receive, no less frequently than annually, a salary review which will be based on your performance, the Company's performance and such other factors as may be determined by the Company's Board of Directors.

        4.    Benefits:    You and your dependents will be eligible for the Company's standard medical, dental, life insurance, disability benefits and Section 125 cafeteria plan. After the standard waiting periods, you will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase plans. You will accrue vacation at the rate of 1.25 days per month of full-time employment. Standard paid holidays will be observed. Transportation benefits, including a choice of MBTA pass or off-site parking, are also available. The Company, however, reserves the right to modify its employee benefit programs from time-to-time.

        5.    Equity Participation, Vesting of Stock:    Subject to approval by the Company's Board of Directors, you will be granted an incentive stock option exercisable for 25,000 shares of the Company's

Common Stock at an exercise price equal to the current fair market value of the Company's Common Stock as determined by the Company's Board of Directors. This option will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares at the end of each full month thereafter until all shares are vested, provided that you remain employed by the Company. In the event of your death or total and permanent disability (as defined in the Internal Revenue Code of 1986, as amended) during the first year of your employment, the initial one-fourth (1/4) of your shares that would have vested at the end of your first year of employment shall vest. In the event of termination of your employment for any reason (except as set forth in the preceding sentence), vesting shall cease. Please refer to the Company's Incentive Stock Plan for complete details.

        6.    Employment Period:    Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

        7.    Employment Eligibility Verification:    Please note that all persons employed in the United States, are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.

        8.    Proprietary Information, No Conflicts:    You agree to execute the Company's standard form of Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

        9.    Medical Surveillance:    As part of Millennium's medical surveillance program, all laboratory employees are required to have an initial physical, provided at Mt. Auburn Hospital. All laboratory employees working with hazardous chemical, infectious agents, radio labeled materials or animals shall have access to medical attention, including initial and periodic medical exams without cost to the employee or loss of pay. An employee may refuse an exam if he/she signs a release. If you want to decline from having the initial physical, please notify Shelly Adler at (617) 679-7106 prior to your start date. Your initial surveillance examination will be scheduled to take place on the first day of your employment.

        10.    Sign-on Bonus:    The Company will pay you a bonus of $7,500 on the date of the first paycheck following commencement of your full time employment. Should you terminate for any reason within 12 months of your starting date after having received your bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus.

        Anna, all of us here at Millennium are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

        Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company no later than October 7, 1997. After that date, the offer will lapse.

Very truly yours,
MILLENNIUM PHARMACEUTICALS, INC.

/s/ LINDA K. PINE LINDA K. PINE Vice President, Human Resources
The foregoing is signed and accepted as of the date first above written by:
/s/ ANNA PROTOPAPAS Anna Protopapas	October 1, 1997 Date

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  Exhibit 10.54